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Please read the relevant prospectus, which contains material terms of the securities and important risks that you should consider, before investing. If the securities are Capital Protected Notes, please bear in mind that they protect your principal invested only against any decline in the underlying market measure at maturity. They are not guaranteed or insured by the Federal
Deposit Insurance Corporation (FDIC) or secured by collateral, nor are they obligations of or guaranteed by the UK government. All payments due on Capital
Protected Notes remain subject to the credit risk of the issuer and its parent company.

Disclaimer
Information on the website regarding the performance of a security or the underlying or any other financial instrument always relates to the past. Past performance is not indicative of future results.

SEC Legend
The Royal Bank of Scotland N.V. ("RBS N.V.") and The Royal Bank of Scotland plc
("RBS plc") have each filed a registration statement (including a prospectus)
with the United States Securities and Exchange Commission (the "SEC") for the
offering of securities that are issued by RBS N.V. and guaranteed by RBS
Holdings N.V. or that are issued by RBS plc and guaranteed by The Royal Bank of
Scotland Group plc. Before you invest in any securities referenced on this website, you should read the prospectus in the relevant registration statement and other documents that have been filed with the SEC for more complete information about relevant issuer and guarantor, and their respective offerings. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, RBS N.V., RBS plc, or their affiliates will arrange to send you the prospectus if you request it by calling toll free
1-(888) 644-2048.

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